Exhibit 5.1

July 12, 2016

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:	$500,000,000 3.625% SENIOR NOTES DUE 2026
$300,000,000 4.950% SENIOR NOTES DUE 2046

Ladies and Gentlemen:

I am Of Counsel of Raymond James Financial, Inc., a Florida corporation (the “Company”), and I and members of the Company’s Legal Department under my supervision have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-204400, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including senior notes. Two series of senior notes of the Company designated (i) “3.625% Senior Notes due 2026” in the aggregate principal amount of $500,000,000 (the “2026 Notes”) and (ii) “4.950% Senior Notes due 2046” in the aggregate principal amount of $300,000,000 (the “2046 Notes,” and together with the 2026 Notes, the “Notes”) have been offered for sale on a delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Notes, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as I have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registration Statement, including the Prospectus Supplement dated July 7, 2016, with respect to the Notes (the “Prospectus Supplement”), the executed Underwriting Agreement dated July 7, 2016, with respect to the Notes (the “Underwriting Agreement”), the Indenture, dated as of August 10, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of July 12, 2016, between the Company and the Trustee, regarding the 2026 Notes, and the Sixth Supplemental Indenture, dated as of July 12, 2016, between the Company and the Trustee, regarding the 2046 Notes (collectively, the “Indenture”), the form of registered 3.625% Senior Note due 2026, and the form of registered 4.950% Senior Note due 2046. The Underwriting Agreement, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the form of registered 3.625% Senior Note due 2026, and the form of registered 4.950% Senior Note due 2046 are each being filed as an exhibit to the Current Report on Form 8-K to which this opinion is also an exhibit.

880 Carillon Parkway // St. Petersburg, FL 33716 // T 800.248.8863 // raymondjames.com

Writer’s Direct Dial: 727.430.1850 // Fax: 866.208.0522 // E-mail: Paul.Matecki@RaymondJames.com

Raymond James Financial, Inc.

Raymond James Financial, Inc.

July 12, 2016

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Notes have been duly and validly authorized for issuance and sale, have been issued and delivered to the underwriters against payment therefore pursuant to the Underwriting Agreement and authenticated in accordance with the provisions of the Indenture, are entitled to the benefits of the Indenture, have been duly and validly issued and are outstanding and are binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the use of my name under the heading “Validity of the notes” in the Prospectus Supplement filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Raymond James Financial, Inc.

July 12, 2016

Sincerely yours,

/s/ Paul L. Matecki

Paul L. Matecki

Of Counsel